Exhibit 99.1

1900 Grant Street Suite 720 Denver, CO 80203 (303) 951-7920

FOR IMMEDIATE RELEASE	Contact: MDC GROUP Investor and Media Relations: 414-351-9758

RECOVERY ENERGY ANNOUNCES NEW EXECUTIVE MANAGEMENT APPOINTMENTS

SEPTEMBER 19, 2013 – Denver, CO –Recovery Energy, Inc. (NASDAQ: RECV), an independent oil and gas exploration and production company with operations and assets in the Denver-Julesburg (DJ) Basin, announced that it has appointed Mr. Avi Mirman to the position of President. Mr. A. Bradley Gabbard was appointed as Chief Operating Officer and will also maintain his position as Chief Financial Officer.

Mr. Mirman brings more than 20 years experience in the securities industry to Recovery Energy. His primary career focus has been on mergers and acquisitions, as well as advisory work and financings for public companies in micro-cap and small-cap markets. Mr. Mirman recently served as Managing Director of Investment Banking at T. R. Winston & Company.  He graduated from the State University of New York at Buffalo with a B.S. in Political Science.

Mr. Gabbard, an energy industry executive with nearly four decades of comprehensive senior level management experience, joined Recovery Energy in July 2011as Chief Financial Officer, was appointed to the Board of Directors in 2012, and also served as President of the Company during the period of November 2012 until the appointment of Mr. Mirman.

“We welcome Avi and look forward to benefitting from his considerable expertise in the financial arena. He is a great addition to the experienced team of oil and gas industry veterans in our operations and technical staff,” said Mr. W. Phillip Marcum Chief Executive Officer and Chairman of the Company. “We have a solid inventory of both conventional and unconventional locations throughout our 115,000 net acre leasehold position in the evolving DJ Basin oil play, and are seeing progress toward development of further unconventional locations targeting the Niobrara horizon, as well as the Greenhorn, Codell and Permo-Penn horizons.”

Mr. Mirman said, “I am excited to be on board and working with Phil, Brad and the rest of Recovery Energy’s proven team. My goals, both short and long term, are to secure financing and work on accretive acquisitions to assist in furthering the exploitation of our DJ Basin acreage position, including the Wattenberg Field.”

About Recovery Energy, Inc.

Recovery Energy, Inc. (“Recovery Energy”) is a Denver-based independent oil and gas exploration and production company that operates in the Denver-Julesburg (DJ) Basin where it holds approximately 130,000 gross, 115,000 net acres.  Recovery Energy’s focus is to grow reserves and production through a combination of acquisitions and conventional and unconventional drilling activity, targeting the various oil-bearing formations that produce in the DJ Basin.

This press release may include or incorporate by reference “forward-looking statements” as defined by the SEC, including statements, without limitation, regarding the Company’s expectations, beliefs, intentions or strategies regarding the future. Such forward-looking statements relate to, among other things the Company's: (1) proposed exploration and drilling operations, (2) expected production and revenue, and (3) estimates regarding the reserve potential of its properties.  These statements are qualified by important factors that could cause the Company’s actual results to differ materially from those reflected by the forward-looking statements. Such factors include but are not limited to: (1) the Company’s ability to finance its continued exploration and drilling operations, (2) positive confirmation of the reserves, production and operating expenses associated with the Company's properties; and (3) the general risks associated with oil and gas exploration and development, including those risks and factors described from time to time in the Company’s reports and registration statements filed with the SEC.